Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATIONS

OF

FIRST PLACE FINANCIAL CORP.

First Place Financial Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151 of the Delaware General Corporation Law thereof,

DOES HEREBY CERTIFY:

FIRST:     No shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) have been issued.

SECOND:    That by unanimous written consent of the Board of Directors of the Corporation (the “Board”), dated March 12, 2009, in accordance with the Delaware General Corporation Law, the Board duly adopted resolutions setting forth proposed amendments to the Certificate of Designations of said Corporation, which sets forth the rights, preferences and designations of the Series A Preferred Stock and was filed with the Secretary of State of the State of Delaware on March 5, 2009 (the “Certificate of Designations”), declaring the below amendments to be advisable. The resolution setting forth the proposed amendments is as follows:

RESOLVED, that the Board hereby authorizes and approves the following amendments to the Certificate of Designations previously approved by the Board and filed with the Secretary of the State of the State of Delaware to reflect the change in the investment amount of the United States Department of the Treasury in the Corporation’s TARP Capital Purchase Program financing:

(i)           That Part 1 of the Certificate of Designations is hereby amended to change the authorized number of shares of Designated Preferred Stock (as defined in the Certificate of Designations) from 75,355 to 72,927;

(ii)          That Part 3, subparagraph (e) of the Certificate of Designations is hereby amended to change the definition of “Minimum Amount” from $18,838,750 to $18,231,750; and

(iii)         That Part 3, subparagraph (g) of the Certificate of Designations is hereby amended to change the definition of “Signing Date” from March 6, 2009 to the “Original Issue Date”.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, First Place Financial Corp. has caused this Certificate of Amendment of Certificate of Designations to be signed by J. Craig Carr, its Corporate Secretary and General Counsel, this 12th day of March 2009.

FIRST PLACE FINANCIAL CORP.

By:	/s/ J. Craig Carr
Name: J. Craig Carr
Title: Corporate Secretary and General Counsel